Exhibit 99.1

887 Great Northern Way Vancouver, BC Canada V5T 4T5	t 604.707.7000 f 604.707.7001 www.qltinc.com
news release
QLT ANNOUNCES AGREEMENT
TO EXCLUSIVELY LICENSE THE ATRIGEL® TECHNOLOGY
TO RECKITT BENCKISER PHARMACEUTICALS INC.

For Immediate Release	August 26, 2008
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that QLT USA, Inc., its wholly-owned subsidiary, has entered into an exclusive license agreement with Reckitt Benckiser Pharmaceuticals Inc. for its Atrigel® sustained-release drug delivery technology, except for certain rights being retained by QLT USA and its prior licensees. Under the terms of the license agreement and related asset purchase agreement, QLT USA received an aggregate upfront payment of US$25 million and may receive potential milestone payments of up to US$5 million based on the successful development of two Atrigel-formulated products. As part of the transaction, Reckitt acquired 18 employees from QLT USA and will take over its corporate facility located in Fort Collins, Colorado.
“We are extremely excited to announce this transaction for our third non-core asset, Atrigel. This licensing deal will bring our total proceeds from our announced non-core asset transactions to approximately US$240 million,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “We have worked diligently towards streamlining the Company and believe we are close to reaching this goal. Eligard®, our leuprolide acetate for injectable suspension for the palliative treatment of advanced prostate cancer, is our remaining non-core asset which we hope to divest in the near future.”
About Atrigel®
The Atrigel® drug delivery system consists of biodegradable polymers dissolved in biocompatible carriers. Pharmaceuticals may be blended into this liquid delivery system at the time of manufacturing or, depending upon the product, may be added later by the physician at the time of use. When the liquid product is injected into the subcutaneous space through a small gauge needle or placed into accessible tissue sites through a cannula, water in the tissue fluids causes the polymer to precipitate and trap the drug in a solid implant. The drug encapsulated within the implant is then released in a controlled manner as the polymer matrix biodegrades with time.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.

About Reckitt Benckiser Pharmaceuticals Inc.
Reckitt Benckiser Pharmaceuticals Inc. is a specialty pharmaceutical company that manufactures and markets Suboxone® (buprenorphine HCl/naloxone HCl dihydrate [2 mg/0.5 mg and 8 mg/2 mg]) C-III Sublingual Tablets and Subutex® (buprenorphine HCl [2 mg and 8 mg]) C-III Sublingual Tablets, formulations of buprenorphine used to treat opioid dependence. Suboxone and Subutex are the only controlled medications under the Drug Addiction Treatment Act of 2000 approved by the FDA for office-based treatment of opioid dependence. Reckitt Benckiser Pharmaceuticals Inc. is committed to expanding access to medical therapies for patients suffering from the chronic, relapsing brain disease of opioid dependence. For more information, visit suboxone.com or turntohelp.com. Reckitt Benckiser Pharmaceuticals Inc. is a wholly-owned subsidiary of Reckitt Benckiser PLC, a publicly traded UK company.
QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release that are not historical facts constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Such statements include, but are not limited to: our statements related to the potential milestone payments under the license agreement and proceeds from the asset transactions; our statement related to the anticipated divestment of Eligard, including our expectations as to the timing and structure of a transaction; and statements which contain language such as “expects,” “will,” “plans,” “potential,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Factors that could cause actual events or results to differ materially include, but are not limited to: the risk that the potential milestones are not reached for any reason; the Company’s ability to successfully complete the divestment of Eligard or any other assets or operations at an acceptable price and the time period necessary to complete such sales are uncertain; and other factors, including those described in detail in QLT’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.